Exhibit 8.1

August 14, 2013

Home BancShares, Inc.

719 Harkrider, Suite 100

Conway, Arkansas 72032

Liberty Bancshares, Inc.

P.O. Box 7414

Jonesboro, Arkansas 72403

Re:	Agreement and Plan of Merger among Home BancShares, Inc., Centennial Bank, Liberty Bancshares, Inc., Liberty Bank of Arkansas and Acquisition Sub

Ladies and Gentlemen:

We have acted as counsel to Home BancShares, Inc., an Arkansas corporation (“HBI”), and Centennial Bank, an Arkansas state bank (“Centennial”), and special tax counsel to Liberty Bancshares, Inc., an Arkansas corporation (“LBI”), and Liberty Bank of Arkansas, an Arkansas state bank (“Liberty Bank”), in connection with the proposed merger (the “Holding Company Merger”) of Acquisition Sub, an Arkansas corporation (“Sub”), with and into LBI, followed by the merger of Liberty Bank with and into Centennial (the “Bank Merger”), pursuant to the terms of that certain Agreement and Plan of Merger dated as of June 25, 2013, as amended by that certain Amendment to Agreement and Plan of Merger dated July 31, 2013, both by and among HBI, Centennial Bank, LBI, Liberty Bank and Sub (the “Plan”). This opinion is being rendered as required by Sections 7.1(c) and 7.3(c) of the Plan. Capitalized terms used and not otherwise defined in this opinion letter have the respective meanings set forth in the Plan.

We are members of the Bar of the State of Arkansas and have been asked by HBI and LBI to furnish this opinion letter. In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Plan, (ii) the Registration Statement on Form S-4 (Registration No. 333-189930) filed by HBI with the Securities and Exchange Commission (the “Registration Statement”), and (iii) such other documents, records, resolutions, certificates and other instruments as we have deemed necessary or appropriate in order to enable us to render the opinions set forth herein.

In rendering the opinions set forth herein, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

In our examination, we have assumed, without independent investigation or review, that:

(1) All documents submitted to us as originals are authentic, all signatures on all documents are genuine, all documents submitted to us as certified, conformed or photostatic copies conform to the original documents, and the originals of such copies are authentic;

(2) Each document reviewed by us (a) has been or will be fully executed and delivered in substantially the same form, (b) is or will be in full force and effect, and (c) has not been and will not be amended or modified in any respect;

(3) All parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof;

(4) The factual matters, statements and recitations contained in the documents (or otherwise made known to us as of the date hereof) are accurate, true and complete; and

(5) The Holding Company Merger and the Bank Merger will be effected in accordance with the terms of the Plan.

In rendering our opinion, we have also relied upon certain assumptions and written representations by HBI and LBI.

Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

(a) The Holding Company Merger constitutes a reorganization as described in § 368(a)(1)(A) of the Code, and HBI and LBI will each be a party to the reorganization within the meaning of § 368(b) of the Code. Accordingly, neither HBI nor LBI will recognize taxable income for federal income tax purposes in connection with the Holding Company Merger.

(b) No gain or loss will be recognized by holders of shares of LBI common stock, par value $0.01 per share (“LBI Common Stock”), as a result of the exchange of such shares for shares of HBI common stock, par value $0.01 per share (“HBI Common Stock”) pursuant to the Holding Company Merger, except that gain or loss will be recognized on cash, if any, received in lieu of fractional shares and cash received as provided for in the Plan. Any cash received by a shareholder of LBI in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder’s basis in the LBI Common Stock allocable to such fractional share interest. Any cash received by a shareholder of LBI as provided in the Plan that is not received in lieu of fractional shares will be treated as received in an exchange and gain will be recognized by such LBI shareholder in an amount equal to the lesser of the cash received or the excess of the amount of cash and the value of the HBI Common Stock received by such LBI shareholder over such LBI shareholder’s basis in the LBI stock surrendered by such LBI shareholder.

(c) The tax basis of the shares of HBI Common Stock received by a shareholder of LBI will equal the tax basis of such shareholder’s shares of LBI Common Stock (reduced by an amount allocable to fractional share interests for which cash is received) exchanged in the Holding Company Merger, decreased by the amount of cash received in the Holding Company Merger and increased by the amount of gain recognized as a result of the Holding Company Merger.

(d) The holding period for the shares HBI Common Stock received by a shareholder of LBI will include the holding period for the shares of LBI Common Stock of such shareholder exchanged in the Holding Company Merger.

(e) The Bank Merger of Liberty Bank with and into Centennial constitutes a reorganization as described in § 368(a)(1)(A) of the Code and Liberty Bank and Centennial will each be a party to the reorganization within the meaning of § 368(b) of the Code. Accordingly, neither Liberty Bank nor Centennial will recognize taxable income for federal income tax purposes in connection with the Bank Merger.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local, or foreign, of the Holding Company Merger, the Bank Merger or of any transactions related to the Holding Company Merger, the Bank Merger or otherwise contemplated by the Plan. We do not purport to describe herein all tax consequences that might flow from the Holding Company Merger or the Bank Merger. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of Arkansas and the United States as currently in effect.

We have conclusively assumed that neither you nor your counsel knows of any reason why the opinions set forth herein may be incorrect.

The opinions set forth herein are expressed as of the date hereof and are based upon applicable law and relevant documents as they exist as of the date hereof. We assume no obligations to update or supplement these opinions to reflect any facts that may hereafter come to our attention or any changes in law that may hereafter occur. The opinions set forth herein are limited to matters expressly set forth herein, and no opinion is to be inferred or implied beyond the matters expressly so stated.

We express no opinion as to any matter except those set forth above. The foregoing opinions are for the exclusive reliance by HBI, LBI and LBI shareholders. The opinions set forth herein are rendered solely in connection with the above-referenced transaction, and should not be relied upon in any other transaction, or used, circulated, quoted, published or relied upon for any other purpose without our express written consent, except that you may deliver copies of this opinion to (a) independent auditors, accountants, attorneys and other professionals acting on behalf of you, (b) governmental agencies having regulatory authority over you, and (c) designated persons pursuant to an order or legal process of any court or governmental agency.

The opinions set forth herein represent our reasoned judgment as to certain matters of law based upon facts presented or presumed and are not and should not be considered or construed as a guaranty. The liability of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. is limited to the fullest extent possible under Ark. Code Ann. § 16-114-303.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Certain Legal Matters” as having passed upon certain federal income tax matters for HBI and LBI. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933.

Very truly yours,

/s/ MITCHELL, WILLIAMS, SELIG,

     GATES & WOODYARD, P.L.L.C.